Exhibit 2.5

Execution Version

CONTRIBUTION, NON-TENDER AND SUPPORT AGREEMENT

This Contribution, Non-Tender and Support Agreement (this “Agreement”), dated as of September 24, 2012, is entered into by and between Sidewinder Drilling Inc., a Delaware corporation (“Parent”a), Steven A. Webster (the “Investor”), a stockholder of Union Drilling, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 1.4 of this Agreement, Avista Capital Partners III, L.P. and Avista Capital Partners (Offshore) III, L.P. (each, a “Sponsor” and collectively, “Sponsors”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Fastball Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for, among other things, (i) an offer by Merger Subsidiary (the “Offer”) to purchase any and all of the outstanding shares of common stock, $0.01 par value, of the Company (the “Shares”) at an offer price of $6.50 per share (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), and (ii) the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Investor beneficially owns 556,728 Shares, (all such Shares beneficially owned by the Investor as of the date hereof, together with any other Shares acquired (whether beneficially or of record) by the Investor after the date hereof, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants, options or restricted stock units, or the conversion of any convertible securities or otherwise (but excluding in all cases the shares held by Union Drilling Company LLC), being collectively referred to herein as the “Covered Shares”);

WHEREAS, the Investor has determined, in connection with and immediately prior to the consummation of the Merger, to transfer, contribute and deliver all of the Covered Shares (the “Share Contribution”) to Parent or its designee in exchange for the Consideration (as defined below) at the Share Contribution Closing (as defined below), all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to facilitate the Share Contribution and in order to ensure that the Share Contribution will not cause the Offer to fail to comply with the applicable requirements of Rule 14d-10(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), Parent has required that the Investor not tender the Covered Shares into the Offer and not have any of the Covered Shares cashed out at the Acceptance Time, if any;

WHEREAS, pursuant to that certain Equity Commitment Letter dated September 24, 2012 by and among the Sponsors and Parent (the “Equity Commitment Letter”), the Sponsors have committed to contribute up to $83,500,000 to Parent, with such amount to be reduced (a) by any amounts funded by the Sponsors or other stockholders of Parent after the date hereof and prior to Closing pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of June 6, 2011 and (b) by $20 million to the extent Parent enters into a commitment related to a senior secured revolving credit facility with PNC Bank, National Association or an alternative financing source after the date hereof and prior to the Closing (the “Cash Contribution”) in exchange for a number of shares of Series A Convertible Preferred Stock, $0.01 par value, of Parent (the “Parent Shares”);

WHEREAS, for federal income tax purposes, the Cash Contribution and Share Contribution are intended to be part of a single overall plan and transaction that qualifies for treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Investor has agreed to enter into this Agreement as a condition to the willingness of, and as an inducement for, (i) Sponsors and Parent to enter into the Equity Commitment Letter, and (ii) Parent and Merger Subsidiary to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1
CONTRIBUTION

1.1           Contribution of Shares.  Upon the terms and subject to the conditions of this Agreement, at the Share Contribution Closing, the Investor agrees to transfer, contribute and deliver to Parent all of the Covered Shares, free and clear of all Liens. In exchange for the contribution of the Covered Shares to Parent, at and effective as of the Share Contribution Closing, Investor will be entitled to receive from Parent, and Parent will issue to Investor, a number of Parent Shares equal to 0.000590909 multiplied by the number of the Covered Shares (the “Consideration”).

1.2           Share Contribution Closing.  Subject to the satisfaction or waiver of the conditions to the Share Contribution set forth in Section 1.3 below, the closing of the Share Contribution (the “Share Contribution Closing”) will take place at such time and date to be specified by the parties, such time and date to be after the Acceptance Time, if any, and prior to the Effective Time, at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Houston, Texas 77002, unless another time, date or place is agreed to in writing by the parties hereto.  At the Share Contribution Closing, the Investor shall (a) deliver or cause to be delivered to Parent stock certificates, if any, representing the Covered Shares, with duly executed stock powers attached in proper form to enable the delivery and transfer of such Shares from the Investor to Parent or its designees, and (b) duly execute and deliver the amended and restated Stockholders Agreement of Parent in substantially the form attached as Exhibit A hereto (the “Parent Stockholders Agreement”).

1.3           Conditions to Share Contribution.

(a)           Conditions to Parent’s Obligations.  The obligations of Parent to consummate the Share Contribution shall be subject to the satisfaction, or waiver by Parent, of each of the following conditions:

(i)           All of the conditions to the consummation of the Merger under the Merger Agreement shall have been satisfied or waived by Parent, Merger Subsidiary or the Company, as applicable;

(ii)           The representations and warranties of the Investor contained in Section 3.2 of this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Share Contribution Closing with the same force and effect as if made on and as of such date;

(iii)           The Investor shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Share Contribution Closing;

(iv)           The Investor shall have made the deliverables described in Section 1.2; and

(v)           No Applicable Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Share Contribution.

(b)           Conditions to Investor’s Obligations.  The obligations of the Investor to consummate the Share Contribution shall be subject to the satisfaction, or waiver by the Investor, of each of the following conditions:

(i)           All of the conditions to the consummation of the Merger under the Merger Agreement shall have been satisfied or waived by Parent, Merger Subsidiary or the Company, as applicable;

(ii)           The representations and warranties of Parent contained in Section 3.1 of this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Share Contribution Closing with the same force and effect as if made on and as of such date;

(iii)           Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Share Contribution Closing; and

(iv)           No Applicable Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Share Contribution.

1.4           Certain Tax Matters.  The Sponsors, Investor and Parent, except to the extent otherwise required by Applicable Law, shall, for all federal and applicable state and local income tax purposes, treat the Cash Contribution and the Share Contribution as collectively constituting a transaction under Section 351 of the Code, in which (a) each of the Sponsors and Investor contributes property to Parent in exchange for stock in Parent, and (b) immediately after the exchange the Sponsors and Investor are treated as members of the group of persons that is in control (as defined in Section 368(c) of the Code) of Parent.

ARTICLE 2
COVENANTS REGARDING COVERED SHARES

2.1           Agreement Not to Tender.  Investor agrees that it shall not, without the prior written consent of Parent, directly or indirectly, tender the Covered Shares into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act, in any manner, or enter into any agreement, arrangement or understanding that results in the Covered Shares being tendered into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. In furtherance of this Agreement, concurrently herewith, the Investor shall, and hereby does authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Covered Shares attempted to be tendered into the Offer.  The Investor covenants to comply in all respects with Rule 14e-5 under the Exchange Act (notwithstanding whether it would be subject to the terms of such rule pursuant with its terms).

2.2           Voting Agreement.

(a)           At every meeting of stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company, the Investor shall, or shall cause the holder of record on any applicable record date to appear at such meeting or otherwise cause all of the Covered Shares to be counted for purposes of calculating a quorum, and vote (or, if applicable, deliver a written consent covering) the Covered Shares, in favor of (i) the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement and (ii) any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be timely consummated, including, without limitation, the election to the Board of Directors of any person designated by Parent or Merger Subsidiary in accordance with Section 2.03 of the Merger Agreement.  The Investor further agrees and hereby covenants to take all actions necessary, appropriate or desirable under the shareholders’ agreement by and between the Company and certain direct and indirect shareholders named therein dated as of October 2005, as amended (the “Shareholders’ Agreement”), including amending the Shareholders’ Agreement, obtaining any necessary consents or waivers pursuant to the Shareholders’ Agreement, and any other actions requested by Parent, to effect the right of Merger Subsidiary under Section 2.03 of the Merger Agreement to appoint at least a majority of the Board of Directors.

(b)           The Investor agrees that it will not vote any Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) action that would frustrate the purposes of, or prevent, impede or delay the transactions contemplated by the Merger Agreement or this Agreement, (iv) action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company contained in the Merger Agreement, or of the Investor contained this Agreement, or (v) other matter in furtherance of any of the foregoing matters.

2.3           Revocation of Proxies.  The Investor revokes all proxies and powers of attorney, with respect to all of the Covered Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 2.2, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by the Investor, except as required by any letter of transmittal in connection with the Offer.

2.4           No Disposition or Adverse Act.  Except pursuant to the terms of this Agreement or the Merger Agreement, the Investor shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust, voting agreement or other Contract with respect to the voting of any Covered Shares, (ii) sell, assign, transfer, pledge, encumber or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, pledge, encumbrance or other disposition of, any Covered Shares during the term of this Agreement, (iii) take any action that would reasonably be expected to cause any representation, warranty or covenant of the Investor contained in this Agreement, to be breached or otherwise to become untrue or incorrect in each case, in any material respect, or would reasonably be expected to have the effect of preventing or disabling the Investor from performing its obligations under this Agreement, or (iv) commit or agree to take any of the foregoing actions.  The Investor shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such Contract or option.

2.5           Non-Solicitation.

(a)           The Investor agrees that it shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, take any action that the Company is prohibited from taking under Section 7.03(a) of the Merger Agreement.  Subject to the immediately preceding sentence, the Investor shall, and shall cause its Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person and its Representatives with respect to any Acquisition Proposal.

(b)           The Investor shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Investor (or any of its Representatives) of any Acquisition Proposal (including of the material terms and conditions thereof) or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Investor shall provide such notice orally and in writing and shall identify the Third Party making any such Acquisition Proposal or request.  The Investor shall keep Parent reasonably informed of the status and material details of any such Acquisition Proposal or request.

2.6           Appraisal Rights; Waiver of Participation in Stockholder Actions.  The Investor (a) waives and agrees not to exercise any rights (including under Section 262 of Delaware Law) to demand appraisal of the Covered Shares, which may arise with respect to the Merger, and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger

Agreement, or (ii) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into this Agreement or the Merger Agreement.

2.7           Communications.  The Investor shall not issue any press release or otherwise make any public statements with respect to entry into this Agreement or the Merger Agreement without the prior written consent of Parent.

2.8           No Ownership Interest.  Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Investor, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Investor in the voting of any of the Covered Shares, except as otherwise provided herein.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Parent.  Parent represents and warrants to the Investor as follows:

(a)           Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery thereof by the Investor, constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the Enforceability Exceptions).

(b)           Non-Contravention.  The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law to which Parent is subject, (ii) constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any Contract or other instrument binding on the Investor, or (iii) violate the formation or organizational documents of Parent.

3.2           Representations and Warranties of the Investor.  The Investor represents and warrants to Parent that:

(a)           Authorization.  The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby are within the powers of the Investor and have been duly authorized by all necessary action, and, assuming the due execution and delivery thereof by Parent, constitutes a legally valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms (subject to the Enforceability Exceptions).

(b)           Non-Contravention.  The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law to which the Investor is subject, (ii) require any Consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Investor is entitled under any provision of any Contract or other instrument binding on the Investor or (iii) result in the imposition of any Lien on any Covered Shares.

(c)           Ownership of Covered Shares.  The Investor is as of the date hereof, and at all times during the term of this Agreement will be, the beneficial owner of the Covered Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Covered Shares) other than those created by this Agreement.  The Investor has full voting power, and full power of disposition, with respect to the Covered Shares, and full power to agree to all of the matters set forth in this Agreement.  Other than the Shareholders’ Agreement, none of the Covered Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Covered Shares.

(d)           Total Covered Shares.  Except for the Covered Shares, as of the date hereof, the Investor does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options, warrants or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)           No Filings; No Conflict or Default.  No Consent or notification to, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by the Investor, the consummation by the Investor of the transactions contemplated hereby or the compliance by the Investor with the provisions hereof.  None of the execution, delivery or performance of this Agreement by the Investor, the consummation by the Investor of the transactions contemplated hereby or compliance by the Investor with any of the provisions hereof will (with or without notice or lapse of time or both) (i) result in a violation or breach of, or constitute a default (or give rise to any third party right of termination, cancellation, modification, acceleration or entitlement) under, any of the terms, conditions or provisions of any Contract, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which the Investor is a party or by which the Investor or any of the Investor’s properties or assets (including the Covered Shares) may be bound, (ii) result in the creation of a Lien on any of the Investor’s assets or property (including the Covered Shares), or (iii) constitute a violation by the Investor of any Applicable Law.

(f)           Reliance.  The Investor understands and acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon the Investor’s execution, delivery and performance of this Agreement.

(g)           Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Investor.

(h)           Shareholders’ Agreement.  No provision in the Shareholders’ Agreement interferes with the consummation of the Offer, this Agreement or the Merger Agreement, or the transactions contemplated hereby or thereby, or with the ability of Merger Sub under Section 2.03 of the Merger Agreement to appoint at least a majority of the Board of Directors.

(i)           Investment.  The Investor is acquiring the Parent Shares for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act of 1933 (the “Securities Act”) or any applicable state securities laws.  The Investor is relying on its business judgment and knowledge concerning the business, financial condition and prospects of Parent, and the advice of the Investor’s own counsel, tax advisors and other advisors, in making the decision to acquire the Parent Shares.  The Investor is not contributing the Covered Shares in exchange for the Parent Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to the Investor in connection with investments in securities generally.  The Investor is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act.  The Investor understands that an investment in the Parent Shares is a speculative investment which involves a high degree of risk of loss of the Investor’s investment therein. The Investor is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Investor’s investment in the Parent Shares. The Investor acknowledges that the Parent Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Parent Shares may be restricted by applicable state and non-U.S. securities laws.  The Investor and its advisors have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which the Investor or advisors, if any, have requested to examine.  The Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Shares and has had full access to such other information concerning Parent and its Subsidiaries as it has requested.  The Investor’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risk of the investment in the Parent Shares.  The Investor has carefully reviewed the terms and provisions of this Agreement and the Parent Stockholders Agreement and has evaluated the restrictions and obligations contained herein and therein.

ARTICLE 4
MISCELLANEOUS

4.1           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, but only if a receipt of such e-mail is requested and received) and shall be given:

If to Parent, addressed to it at:

Sidewinder Drilling Inc.
952 Echo Lane, Suite 460
Houston, TX 77024
Attention: Jon Cole
Facsimile No.: 713-800-7416
E-mail: jcole@sidewinderdrilling.com

with a copy to (for information purposes only):

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas  77002
Attn:   Keith R. Fullenweider
Stephen M. Gill
Facsimile:  (713) 615-5956
E-mail:  kfullenweider@velaw.com
E-mail:  sgill@velaw.com

If to Investor, addressed to him at:

Steven A. Webster
1000 Louisiana, Suite 3700
Houston, Texas 77002
Facsimile No.: (713) 328-1097

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

4.2           Term; Termination.  The term of this Agreement shall commence on the date hereof and shall terminate upon the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the Board of Directors makes an Adverse Recommendation Change pursuant to Section 7.03(b)(ii)(B) of the Merger Agreement; provided, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement and this Section 4.2, and Sections 4.4 through 4.13 shall survive any termination of this Agreement.

4.3           Further Assurances.  Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy its obligations hereunder. In furtherance and not in limitation of the foregoing, each of Parent and the Investor shall cause the appropriate purchase agreements, deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things that are necessary or desirable to give effect to and/or consummate the Share Contribution.

4.4           Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void;  provided, that notwithstanding the foregoing, after consummation of the transactions contemplated as of the Share Contribution Closing, Parent may assign all but not less than all of its rights and obligations hereunder to any Affiliate without the prior written consent of the Investor. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

4.5           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

4.6           No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

4.7           Survival.  The representations, warranties, and other agreements contained herein will not survive the Share Contribution Closing.

4.8           Amendments and Waivers.  No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Parent and the Investor. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement.  No failure or delay by Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or any other right, power or privilege.

4.9           Integration.  This Agreement (including the arrangements pursuant to Exhibit A attached hereto) contains the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter.

4.10           No Third Party Beneficiaries. There are no third party beneficiaries having rights under or with respect to this Agreement.  This Agreement is not intended to grant and does not grant rights or remedies to any Person other than the parties to this Agreement. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement.

4.11           Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.12           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof or were otherwise breached.  Accordingly, each party shall be entitled to specific performance of the terms hereof and injunctive and other equitable in addition to any other remedy to which they are entitled at law or in equity.  The parties agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.12.

4.13           No Recourse.  Any Proceeding based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, general or limited partners or assignees of Parent, Merger Subsidiary, the Investor or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate, agent or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Parent or the Investor under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or Applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

4.14           Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b)           The parties hereto agree that any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery

Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.1 (except for notice by e-mail) shall be deemed effective service of process on such party. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Parent:	SIDEWINDER DRILLING INC.

	By:	/s/ Jon Cole
	Name:	Jon Cole
	Title:	Chairman and Chief Executive Officer

Investor:	LUCKY STAR LTD.

	By:	/s/ Steven A. Webster
	Name:	Steven A. Webster

Solely for purposes of Section 1.4 of this Agreement:

AVISTA CAPITAL PARTNERS III, L.P.

By:	Avista Capital Partners III GP, LP, its general partner

By:	/s/ Jeff Gunst
Name:	Jeff Gunst
Title:	Authorized Person

AVISTA CAPITAL PARTNERS (OFFSHORE) III, L.P.

By:	Avista Capital Partners III GP, LP, its general partner, its general partner

By:	/s/ Jeff Gunst
Name:	Jeff Gunst
Title:	Authorized Person

Signature Page to Contribution, Non-Tender and Support Agreement